UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 12, 2008 (March 12, 2008)

CollaGenex Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-28308	52-1758016
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

41 University Drive, Newtown, PA	18940
(Address of Principal Executive Offices)	(Zip Code)

(215) 579-7388

(Registrant’s telephone number,
including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

                Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.  Results of Operations and Financial Condition.

On March 12, 2008, CollaGenex Pharmaceuticals, Inc. (the “Company”) announced its financial results for the quarter and year ended December 31, 2007.  The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Form 8-K (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 8.01.  Other Events.

On February 26, 2008, the Company announced that it had entered into a definitive merger agreement with an affiliate of Galderma Pharma S.A., pursuant to which Galderma’s U.S. holding company, Galderma Laboratories, Inc., will acquire all of the outstanding shares of the Company at a price of $16.60 per share in cash, representing approximately $420 million for the equity of the Company.  The acquisition will be effected by a cash tender offer for all the outstanding shares of the Company’s common stock, followed by a merger in which the holders of any remaining outstanding shares of the Company’s common stock will receive the same cash price per share paid in the tender offer.  The tender offer commenced March 10, 2008 and is expected to close before the end of the second quarter of 2008.  The tender offer is conditioned upon the tender of a majority of the outstanding shares of the Company’s common stock and is also subject to regulatory clearances and other customary closing conditions.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1 Press Release issued by CollaGenex Pharmaceuticals, Inc. on March 12, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLAGENEX PHARMACEUTICALS, INC.

Date: March 12, 2008	By:	/s/ Nancy C. Broadbent
Nancy C. Broadbent
Chief Financial Officer
(Principal Financial Officer)